Exhibit 99.1

Contacts:

Investor Relations:

Angela White

ir@vistaprint.com

+1 (781) 652-6480

Media Relations:

Jason Keith

publicrelations@vistaprint.com

+1 (781) 652-6444

Vistaprint Reports Fourth Quarter and Fiscal Year 2011 Financial Results
•	Fourth quarter 2011 results:
o	Revenue grew 27 percent year over year to $208.8 million

o	Revenue grew 20 percent year over year excluding the impact of currency exchange rate fluctuations

o	GAAP net income per diluted share increased 23 percent year over year to $0.32

o	Non-GAAP adjusted net income per diluted share increased 13 percent year over year to $0.43
•	Fiscal year 2011 results:
o	Revenue grew 22 percent year over year to $817.0 million

o	Revenue grew 22 percent year over year excluding the impact of currency exchange rate fluctuations

o	GAAP net income per diluted share grew 23 percent year over year to $1.83

o	Non-GAAP adjusted net income per diluted share grew 16 percent year over year to $2.30
Venlo, the Netherlands, July 28, 2011 — Vistaprint N.V. (Nasdaq: VPRT), a leading online provider of professional marketing products and services to micro businesses and the home, today announced financial results for the fourth quarter and fiscal year ended June 30, 2011.

“We are pleased to have just delivered another quarter and another fiscal year of healthy revenue and earnings per share growth,” said Robert Keane, president and chief executive officer. “We achieved solid financial and operational results, with record new customer additions, increased revenue from existing customers, continued geographic expansion, and healthy growth across our businesses. We also delivered outstanding free cash flow growth which illustrates the power of our operating model during a year in which we made fewer capital expenditures. We also began to execute on several growth initiatives that we believe will better position us to capture more of our large market opportunity and drive competitive advantage.”
Financial Metrics:
•	Revenue for the fourth quarter of fiscal year 2011 grew to $208.8 million, a 27 percent increase over revenue of $164.3 million reported in the same quarter a year ago. For the full fiscal year, revenue grew to $817.0 million, a 22 percent increase over revenue of $670.0 million in fiscal year 2010. Excluding the estimated impact from currency exchange rate fluctuations, total revenue grew 20 percent year over year in the fourth quarter and 22 percent for the full year.

•	Gross margin (revenue minus the cost of revenue as a percent of total revenue) in the fourth quarter was 63.9 percent, compared to 63.6 percent in the same quarter a year ago. For the full fiscal year, gross margin was 64.8 percent, compared to 64.2 percent in fiscal 2010.

•	Operating income in the fourth quarter was $17.0 million, or 8.1 percent of revenue, and reflected a 22 percent increase compared to operating income of $13.9 million, or 8.5 percent of revenue, in the same quarter a year ago. For the full fiscal year, operating income was $93.1 million, or 11.4 percent of revenue, a 21 percent increase over operating income of $76.8 million, or 11.5 percent of revenue, in the prior fiscal year.

•	GAAP net income for the fourth quarter was $14.4 million, or 6.9 percent of revenue, representing a 24 percent increase compared to $11.7 million, or 7.1 percent of revenue in the same quarter a year ago. For the full fiscal year, GAAP net income was $82.1 million, or 10.0 percent of revenue, a 21 percent increase over GAAP net income of $67.7 million, or 10.1 percent of revenue, in the prior fiscal year.

•	GAAP net income per diluted share for the fourth quarter was $0.32, versus $0.26 in the same quarter a year ago. For the full year, GAAP net income per diluted share was $1.83, versus $1.49 in the prior full fiscal year.

•	Non-GAAP adjusted net income for the fourth quarter, which excludes share-based compensation expense and its related tax effect, was $19.5 million, or 9.4 percent of revenue, representing a 13 percent increase over non-GAAP adjusted net income of $17.3 million, or 10.5 percent of revenue, in the same quarter a year ago. For the full fiscal year, non-GAAP adjusted net income, which excludes share-based compensation expense and its related tax effect, was $104.5 million, or 12.8 percent of revenue, a 15 percent increase over non-GAAP adjusted net income of $90.9 million, or 13.6 percent of revenue, in the prior fiscal year.

•	Non-GAAP adjusted net income per diluted share for the fourth quarter, which excludes share-based compensation expense and its related tax effect, was $0.43, versus $0.38 in the same quarter a year ago. For the 2011 full fiscal year, non-GAAP adjusted net income per diluted share, excluding share-based compensation expense and its related tax effect, was $2.30, versus $1.98 in the prior full fiscal year.

•	Capital expenditures in the fourth quarter were $8.2 million or 3.9 percent of revenue. During the full fiscal year capital expenditures were $37.4 million or 4.6 percent of revenue.

•	During the fourth quarter, the company generated $36.3 million of cash from operations and $26.4 million in free cash flow, defined as cash from operations less purchases of property, plant and equipment, purchases of intangible assets, and capitalization of software and website development costs. During the full fiscal year, the company generated $162.6 million of cash from operations and $118.7 million in free cash flow.

•	The company had $237.1 million in cash, cash equivalents, and short-term marketable securities as of June 30, 2011.

Operating Highlights:
•	Vistaprint acquired approximately 1.8 million new customers in the fourth fiscal quarter ended June 30, 2011. For the full fiscal year 2011, the number of new customer acquisitions totaled approximately 7.4 million.

•	Repeat customers generated approximately 68 percent of total quarterly bookings in the fourth quarter, an increase from 67 percent in the same quarter a year ago.

•	Total order volume in the fourth quarter of fiscal 2011 was approximately 5.6 million, reflecting an increase of approximately 17 percent over total orders of approximately 4.8 million in the same quarter a year ago.

•	Advertising and commissions expense in the fourth quarter was $47.0 million, or 22.5 percent of revenue compared to $35.1 million, or 21.4 percent of revenue in the same quarter a year ago.

•	The U.S. market contributed 54 percent of total revenue in the fourth fiscal quarter, down from 59 percent in the same quarter a year ago, representing a 17 percent increase in revenue year over year. For the full fiscal year, the U.S. market contributed 53 percent of total revenue, down from 55 percent of total revenue in fiscal 2010.

•	Non-U.S. markets contributed 46 percent of total revenue in the fourth quarter, up from 41 percent in the same quarter a year ago, representing a 41 percent increase in revenue year over year and 25 percent in constant currency. For the full fiscal year, non-U.S. markets contributed 47 percent of total revenue, up from 45 percent of total revenue in fiscal 2010.

•	North American, European and Asia-Pacific revenue contributions in the fourth quarter of fiscal year 2011 were 57, 37, and 6 percent of total revenue, respectively. For the full fiscal year, North American, European and Asia-Pacific revenue contributions were 56, 39, and 5 percent of total revenue, respectively.

•	Average order value in the fourth quarter including revenue from shipping and processing was $37.72, compared to $34.56 in the same quarter a year ago.

•	Website sessions in the fourth quarter were 71.4 million, an 8 percent decrease over 77.8 million in the same quarter a year ago.

•	Conversion rates were 7.8 percent in the fourth quarter of fiscal 2011, compared to 6.2 percent in the same quarter a year ago.
Vistaprint also announced today a new investment approach and five-year financial targets to support its long-term growth strategy. (See separate press release issued on July 28, 2011.)
Ernst Teunissen, executive vice president and chief financial officer, said, “Vistaprint is committed to driving strong long-term shareholder returns. In light of our market opportunity and successful track record of execution, we have adopted an investment approach that we believe will support our strategy and drive stronger returns and robust revenue and earnings growth over the next several years. Our five-year goal is to achieve 20 percent or better constant-currency compound annual growth rates for both revenue and earnings. We expect to make deep investments earlier in the five-year period, starting in fiscal 2012. Therefore, in fiscal 2012, these planned investments will reduce earnings, but we anticipate revenue growth of 20 percent to 26 percent as compared to 22 percent for fiscal 2011.”
Financial Guidance as of July 28, 2011:
Based on current and anticipated levels of demand and recent foreign currency rates, the company expects the following financial results:
Revenue
•	For the full fiscal year ending June 30, 2012, the company expects revenue of approximately $980 million to $1,030 million, or 20 percent to 26 percent growth year over year in reported terms and approximately 18 percent to 24 percent in constant-currency terms. Constant-currency growth expectations assume a recent 30-day currency exchange rate for all currencies.

•	For the first fiscal quarter ending September 30, 2011, the company expects revenue of approximately $207 million to $215 million, or 21 percent to 26 percent growth year over year in reported terms and approximately 16 percent to 21 percent in constant-currency terms.
GAAP Diluted Earnings Per Share
•	For the full fiscal year ending June 30, 2012, the company expects GAAP diluted earnings per share of approximately $1.10 to $1.20, which assumes 44.5 million weighted average shares outstanding.

•	For the quarter ending September 30, 2011, the company expects GAAP diluted earnings per share of approximately $0.07 to $0.17, which assumes 44.5 million weighted average shares outstanding.
Non-GAAP Adjusted Net Income Per Diluted Share
•	For the full fiscal year ending June 30, 2012, the company expects non-GAAP adjusted net income per diluted share of approximately $1.58 to $1.68, which excludes expected share-based compensation expense and its related tax effect of approximately $22.2 million, and assumes a non-GAAP diluted weighted average share count of approximately 45.0 million shares.

•	For the quarter ending September 30, 2011, the company expects non-GAAP adjusted net income per diluted share of approximately $0.20 to $0.30, which excludes expected share-based compensation expense and its related tax effect of approximately $5.8 million, and assumes a non-GAAP diluted weighted average share count of approximately 45.0 million shares.
Capital Expenditures
For the full fiscal year ending June 30, 2012, the company expects to make capital expenditures of approximately $75 million to $95 million. Planned capital investments are designed to support the planned growth of the business.
The foregoing guidance supersedes any guidance previously issued by the company. All such previous guidance should no longer be relied upon.

At approximately 4:20 p.m. (EDT) on July 28, 2011, Vistaprint will post, on the Investor Relations section of www.vistaprint.com, a link to a pre-recorded audio visual end-of-quarter presentation along with a downloadable transcript of the prepared remarks that accompany that presentation. At 5:30 p.m. the company will host a live Q&A conference call with management, which will be available via web cast on the Investor Relations section of www.vistaprint.com and via dial-in at (866) 700-0161, access code 73576830. A replay of the Q&A session will be available on the company’s Web site following the call on July 28, 2011.
About non-GAAP financial measures
To supplement Vistaprint’s consolidated financial statements presented in accordance with U.S. generally accepted accounting principles, or GAAP, Vistaprint has used the following measures defined as non-GAAP financial measures by Securities and Exchange Commission, or SEC, rules: non-GAAP adjusted net income, non-GAAP adjusted net income per diluted share, free cash flow, and constant-currency revenue growth. The items excluded from the non-GAAP adjusted net income measurements are share-based compensation expense and its related tax effect. Free cash flow is defined as net cash provided by operating activities less purchases of property, plant and equipment, purchases of intangible assets, and capitalization of software and website development costs. Constant-currency revenue growth is estimated by translating all non-U.S. dollar denominated revenue generated in the current period using the prior year period’s average exchange rate for each currency to the U.S. dollar.
The presentation of non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the tables captioned “Reconciliations of Non-GAAP Financial Measures” included at the end of this release. The tables have more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliation between these financial measures.

Vistaprint’s management believes that these non-GAAP financial measures provide meaningful supplemental information in assessing our performance and when forecasting and analyzing future periods. These non-GAAP financial measures also have facilitated management’s internal comparisons to Vistaprint’s historical performance and our competitors’ operating results.
Management provides these non-GAAP financial measures as a courtesy to investors. However, to gain a more complete understanding of the company’s financial performance, management does (and investors should) rely upon GAAP statements of operations and cash flow.
About Vistaprint
Vistaprint N.V. (Nasdaq:VPRT) empowers more than 11 million micro businesses and consumers annually with affordable, professional options to make an impression. With a unique business model supported by proprietary technologies, high-volume production facilities, and direct marketing expertise, Vistaprint offers a wide variety of products and services that micro businesses can use to expand their business. A global company, Vistaprint employs over 2,800 people, operates 24 localized websites globally and ships to more than 120 countries around the world. Vistaprint’s broad range of products and services are easy to access online, 24 hours a day at www.vistaprint.com.
Vistaprint and the Vistaprint logo are trademarks of Vistaprint N.V. or its subsidiaries. All other brand and product names appearing on this announcement may be trademarks or registered trademarks of their respective holders.
This press release contains statements about our future expectations, plans and prospects of our business that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995, including but not limited to revenue, earnings and growth rate projections during the next five years, our financial guidance set forth under the heading “Financial Guidance as of July 28, 2011,” our planned investments in our business and the anticipated effects of those investments.

Projections are inherently uncertain, are based on assumptions and judgments by management and may turn out to be wrong. Our actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including but not limited to flaws in the assumptions and judgments upon which our projections are based; the willingness of purchasers of marketing services and products to shop online; our failure to acquire new customers and enter new markets, retain our current customers and sell more products to current and new customers; our failure to promote and strengthen our brand; the failure of our current and new marketing channels to attract customers; our failure to manage the growth and complexity of our business and expand our operations; our inability to make the investments we plan to make because the investments are more costly than we expected or because we are unable to devote the necessary operational and financial resources; the failure of our investments to have the effects that we expect; our failure to execute our strategy; currency fluctuations that affect our revenues and costs; unanticipated changes in our market, customers or business; competitive pressures; interruptions in or failures of our websites, network infrastructure or manufacturing operations; costs and judgments resulting from litigation; changes in the laws and regulations or in the interpretations of laws or regulations to which we are subject, including tax laws, or the institution of new laws or regulations that affect our business; costs and disruptions caused by acquisitions; general economic conditions; and other factors described in our Form 10-Q for the quarter ended March 31, 2011 and the other documents we periodically file with the U.S. Securities and Exchange Commission.
In addition, the statements and projections in this press release represent our expectations and beliefs as of the date of this press release. We anticipate that subsequent events and developments may cause these expectations, beliefs and projections to change. We specifically disclaim any obligation to update any forward-looking statements. These forward-looking statements should not be relied upon as representing our expectations or beliefs as of any date subsequent to the date of this press release.
Financial Tables to Follow

VISTAPRINT N.V.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited in thousands, except share and per share data)

	June 30,	June 30,
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$236,552	$162,727
Marketable securities	529	9,604
Accounts receivable, net of allowances of $243 and $53, respectively	13,389	9,389
Inventory	8,377	6,223
Prepaid expenses and other current assets	13,444	15,059

Total current assets	272,291	203,002
Property, plant and equipment, net	262,104	249,961
Software and web site development costs, net	6,046	6,426
Deferred tax assets	6,522	7,277
Other assets	8,937	11,223

Total assets	$555,900	$477,889

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$15,998	$16,664
Accrued expenses	68,989	65,609
Deferred revenue	8,819	4,138
Current portion of long-term debt	—	5,222

Total current liabilities	93,806	91,633
Deferred tax liabilities	3,794	3,151
Other liabilities	8,207	6,991

Total liabilities	105,807	101,775

Shareholders’ equity:
Preferred shares, par value €0.01 per share, 120,000,000 shares authorized; none issued and outstanding	—	—
Ordinary shares, par value €0.01 per share, 120,000,000 shares authorized; 49,950,289 and 49,891,244 shares issued and 43,144,718 and 43,855,164 outstanding, respectively	699	698
Treasury shares, at cost, 6,805,571 and 6,036,080 shares, respectively	(85,377)	(29,637)
Additional paid-in capital	273,260	249,153
Retained earnings	248,634	166,525
Accumulated other comprehensive income (loss)	12,877	(10,625)

Total shareholders’ equity	450,093	376,114

Total liabilities and shareholders’ equity	$555,900	$477,889

VISTAPRINT N.V.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited in thousands, except share and per share data)

	Three Months Ended June 30,		Year Ended June 30,
	2011	2010	2011	2010
Revenue	$208,791	$164,303	$817,009	$670,035
Cost of revenue (1)	75,401	59,795	287,806	240,195
Technology and development expense (1)	25,366	20,617	93,626	78,387
Marketing and selling expense (1)	71,292	55,498	271,838	216,574
General and administrative expense (1)	19,733	14,488	70,659	58,031

Income from operations	16,999	13,905	93,080	76,848
Interest income	115	114	435	441
Other expense, net	1,162	843	2,197	1,491
Interest expense	—	114	196	784

Income before income taxes	15,952	13,062	91,122	75,014
Income tax provision	1,555	1,412	9,013	7,273

Net income	$14,397	$11,650	$82,109	$67,741

Basic net income per share	$0.33	$0.27	$1.89	$1.56

Diluted net income per share	$0.32	$0.26	$1.83	$1.49

Weighted average shares outstanding — basic	43,060,746	43,760,638	43,431,326	43,365,872

Weighted average shares outstanding — diluted	44,716,991	45,551,209	44,951,199	45,336,561

(1)	Share-based compensation is allocated as follows:

	Three Months Ended June 30,		Year Ended June 30,
	2011	2010	2011	2010
Cost of revenue	$125	$207	$686	$840
Technology and development expense	903	1,209	4,178	5,790
Marketing and selling expense	790	1,184	3,841	4,965
General and administrative expense	3,147	2,880	12,972	10,785

VISTAPRINT N.V.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited in thousands)

	Three Months Ended		Year Ended
	June 30,		June 30,
	2011	2010	2011	2010
Operating activities
Net income	$14,397	$11,650	$82,109	$67,741
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,926	11,665	50,627	44,367
Abandonment of intangible assets acquired in a business acquisition	—	—	—	920
Realized loss on marketable securities	71	—	71	—
Realized loss on sale, disposal, or impairment of long-lived assets	332	404	486	535
Amortization of premiums and discounts on short-term investments	—	82	163	127
Share-based compensation expense	4,965	5,480	21,677	22,380
Excess tax benefits derived from share-based compensation awards	(965)	(1,395)	(2,515)	(6,272)
Deferred taxes	610	229	1,614	179
Changes in operating assets and liabilities, excluding the effect of an acquisition:
Accounts receivable	(1,511)	857	(3,454)	(3,727)
Inventory	199	(568)	(1,466)	(2,224)
Prepaid expenses and other assets	6,721	2,265	9,937	3,792
Accounts payable	(2,214)	185	(2,610)	6,176
Accrued expenses and other liabilities	776	(323)	5,995	19,707

Net cash provided by operating activities	36,307	30,531	162,634	153,701

Investing activities
Purchases of property, plant and equipment	(8,181)	(27,498)	(37,405)	(101,326)
Proceeds from sale of equipment	—	—	—	177
Business acquisition, net of cash acquired	—	—	—	(6,496)
Purchases of marketable securities	—	—	—	(9,804)
Sales, maturities and redemptions of marketable securities	—	—	9,570	100
Purchases of intangible assets	(57)	—	(205)	—
Capitalization of software and website development costs	(1,634)	(1,712)	(6,290)	(6,516)

Net cash used in investing activities	(9,872)	(29,210)	(34,330)	(123,865)

Financing activities
Repayments of long-term debt	—	(334)	(5,222)	(13,848)
Payment of withholding taxes in connection with vesting of restricted share units	(1,551)	(1,776)	(5,653)	(6,142)
Repurchase of ordinary shares	—	—	(56,935)	—
Excess tax benefits derived from share-based compensation awards	965	1,395	2,515	6,272
Proceeds from issuance of shares	1,810	1,570	7,012	14,977

Net cash provided by (used in) financing activities	1,224	855	(58,283)	1,259

Effect of exchange rate changes on cash	828	(2,034)	3,804	(2,356)

Net increase in cash and cash equivalents	28,487	142	73,825	28,739

Cash and cash equivalents at beginning of period	208,065	162,585	162,727	133,988

Cash and cash equivalents at end of period	$236,552	$162,727	$236,552	$162,727

VISTAPRINT N.V.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
(Unaudited in thousands, except share and per share data)

	Three Months Ended				Year Ended
	June 30,				June 30,
	2011		2010		2011		2010
Non-GAAP adjusted net income reconciliation:
Net income	$14,397		$11,650		$82,109		$67,741
Add back:
Share-based compensation expense, inclusive of income tax effects	5,129	(a)	5,662	(b)	22,400	(c)	23,156	(d)

Non-GAAP adjusted net income	$19,526		$17,312		$104,509		$90,897

Non-GAAP adjusted net income per diluted share reconciliation:
Net income per diluted share	$0.32		$0.26		$1.83		$1.49
Add back:
Share-based compensation expense, inclusive of income tax effects	0.11		0.12		0.47		0.49

Non-GAAP adjusted net income per diluted share	$0.43		$0.38		$2.30		$1.98

Non-GAAP weighted average shares outstanding — diluted	45,155,893		46,136,412		45,448,055		45,988,831

(a)	Includes share-based compensation charges of $4,965 and the income tax effects related to those charges of $164

(b)	Includes share-based compensation charges of $5,480 and the income tax effects related to those charges of $182

(c)	Includes share-based compensation charges of $21,677 and the income tax effects related to those charges of $723

(d)	Includes share-based compensation charges of $22,380 and the income tax effects related to those charges of $776

	Three Months Ended		Year Ended
	June 30,		June 30,
	2011	2010	2011	2010
Free cash flow reconciliation:
Net cash provided by operating activities	$36,307	$30,531	$162,634	$153,701
Purchases of property, plant and equipment	(8,181)	(27,498)	(37,405)	(101,326)
Purchases of intangible assets	(57)	—	(205)	—
Capitalization of software and website development costs	(1,634)	(1,712)	(6,290)	(6,516)

Free cash flow	$26,435	$1,321	$118,734	$45,859

VISTAPRINT N.V.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES (CONTINUED)
(Unaudited in thousands, except share and per share data)

	GAAP Revenue			Currency	Constant-
	Three Months Ended			Impact:	Currency
	June 30,			(Favorable)/	Revenue
	2011	2010	% Change	Unfavorable	Growth
Constant-currency revenue growth reconciliation by segment:

North America	$119,245	$100,735	18%	—%	18%
Europe	77,767	56,420	38%	(16)%	22%
Asia-Pacific	11,779	7,148	65%	(26)%	39%

Total revenue	$208,791	$164,303	27%	(7)%	20%

Constant-currency revenue growth reconciliation by geographic area:

US	$113,291	$96,530	17%	—%	17%
Non-US	95,500	67,773	41%	(16)%	25%

Total revenue	$208,791	$164,303	27%	(7)%	20%

	GAAP Revenue			Currency	Constant-
	Year Ended			Impact:	Currency
	June 30,			(Favorable)/	Revenue
	2011	2010	% Change	Unfavorable	Growth
Constant-currency revenue growth reconciliation by segment:

North America (1)	$452,770	$384,034	18%	—%	18%
Europe	321,716	258,534	24%	2%	26%
Asia-Pacific	42,523	27,467	55%	(16)%	39%

Total revenue	$817,009	$670,035	22%	—%	22%

Constant-currency revenue growth reconciliation by geographic area:

US (1)	$430,354	$370,137	16%	—%	16%
Non-US	386,655	299,898	29%	(1)%	28%

Total revenue	$817,009	$670,035	22%	—%	22%

(1)	Includes referral fee revenue from membership discount programs of $5,247 for the year ended June 30, 2010.